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HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES                        EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                           MARCH 29      JANUARY 1
                                           THROUGH        THROUGH                          Year Ended December 31,
                                         DECEMBER 31,    MARCH 28,    --------------------------------------------------------------
(In millions)                                2003           2003           2002              2001            2000           1999
                                         ------------  -------------  -------------     -------------   -------------  -------------
                                         (SUCCESSOR)   (PREDECESSOR)  (Predecessor)     (Predecessor)   (Predecessor)  (Predecessor)

Net income                                $ 1,449.4    $   460.7      $ 1,636.5         $ 1,727.9       $ 1,396.1      $ 1,205.5
Income taxes                                  767.1        240.6          850.0             949.8           773.1          658.6
                                          ---------    ---------      ---------         ---------       ---------      ---------
Income before income taxes                  2,216.5        701.3        2,486.5           2,677.7         2,169.2        1,864.1
                                          ---------    ---------      ---------         ---------       ---------      ---------
Fixed charges:
      Interest expense (1)                  1,440.7        785.3        3,052.1           3,295.6         3,182.8        2,305.2
      Interest portion of rentals (2)          34.8         15.3           58.0              52.2            42.9           37.7
                                          ---------    ---------      ---------         ---------       ---------      ---------
Total fixed charges                         1,475.5        800.6        3,110.1           3,347.8         3,225.7        2,342.9
                                          ---------    ---------      ---------         ---------       ---------      ---------
Total earnings as defined                 $ 3,692.0    $ 1,501.9      $ 5,596.6         $ 6,025.5       $ 5,394.9      $ 4,207.0
Ratio of earnings to fixed charges             2.50         1.88           1.80 (3)          1.80            1.67           1.80
                                          =========    =========      =========         =========       =========      =========
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(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) The 2002 ratio has been negatively impacted by the settlement charge and related expenses associated with our agreement with a multi-state working group of attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of consumer protection, consumer lending and insurance laws and regulations in our retail branch consumer lending operations. Excluding the settlement charge and related expenses of $333.2 million (after-tax), our ratio of earnings to fixed charges would have been 1.97 percent. This non-GAAP financial ratio is provided for comparisons of our operating trends only.